Exhibit 99.1

NEWS RELEASE
For more information:
Investors: Media:	Joseph B. Selner, Chief Financial Officer 920-491-7120 Janet L. Ford, SVP Public Relations Director 414-278-1890 / Cell: 414-207-5070

Associated Banc-Corp Declares
Quarterly Cash Dividend
GREEN BAY, Wis. — July 22, 2009 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular quarterly cash dividend of five cents ($0.05) per share, payable on August 17, 2009, to shareholders of record on August 6, 2009.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $24 billion. Associated has approximately 300 banking offices serving about 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.